Exhibit 10(b)
AMENDMENT NO. 2 TO
UNISOURCE ENERGY CORPORATION
OFFICER CHANGE IN CONTROL AGREEMENT

The Officer Change in Control Agreement entered into by and between UNS Energy Corporation (f/k/a UniSource Energy Corporation) (the “Company”) and David G. Hutchens (“Executive”) dated March 4, 2010, and amended May 18, 2011 (the “Agreement”) is amended herewith as follows:

1.
FortisUS Inc., Color Acquisition Sub Inc., and Fortis, Inc. (collectively, “Fortis”) and UNS Energy Corporation (f/k/a UniSource Energy Corporation) (the “Company”) have entered into a definitive Merger Agreement dated December 11, 2013 pursuant to which Color Acquisition Sub Inc. will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). As of the closing of the Merger, UNS will become an indirect wholly-owned subsidiary of Fortis, Inc. and shares of the Company’s common stock will no longer be listed on the NYSE. In anticipation of the closing of the Merger, and with the consent of Fortis, the Board of Directors of the Company (the “Board”) will appoint Executive as the new Chief Executive Officer of the Company. As Chief Executive Officer, Executive shall be responsible for general control and management of the business and affairs of the Company, shall perform the duties specified in the Company’s Revised and Restated Bylaws and shall perform such other duties as may be assigned to him by the Board. Executive also shall remain a member of the Board and retain his current positions as President and Chief Operating Officer of the Company.

2.	Section 2(b), Change in Control Severance Benefits, paragraph (i), is replaced in its entirety as follows:

A single lump sum cash payment in an amount equal to two times the greater of: (a) Executive’s annualized base salary as of the date of Executive’s Separation from Service; or (b) Executive’s annualized base salary in effect immediately prior to any material diminution in Executive’s base salary following the execution of this Agreement.

3.	The first sentence of Section 2(b), Change in Control Severance Benefits, paragraph (ii), is replaced in its entirety with the following:

A single lump sum cash payment in an amount equal to two times the average payment to which Executive was entitled pursuant to the UniSource Energy Corporation Performance Enhancement Plan or any successor plan (the “Incentive Compensation Plan”) for the three calendar years immediately preceding the calendar year in which Executive’s Separation from Service occurs.

4.	The first sentence of Section 2(b), Change in Control Severance Benefits, paragraph (v), is replaced in its entirety with the following:

The continuation of any health, life, disability or other insurance benefits that Executive was receiving as of Executive’s last day of active employment for a period expiring on the earlier of: (a) 24 months following Executive’s Separation from Service or, if Executive’s Separation from Service occurs within six months prior to the occurrence of a Change in Control, for the 24 months following the date on which the Change in Control occurs; or (b) the day on which Executive becomes eligible to receive any substantially similar benefits, on a benefit-by-benefit basis, under any plan or program of any successor employer.

5.	The last paragraph of Section 2(b), Change in Control Severance Benefits, paragraph (v), is replaced in its entirety with the following:

Notwithstanding the foregoing, if Executive has elected a health care option pursuant to which Company has agreed to make contributions to Executive’s Health Savings Account, then Company will pay to Executive a single lump sum cash payment in an amount equal to the contributions that Company would have made to Executive’s Health Savings Account during the 24-month benefit continuation period described above had Executive not incurred a Separation from Service.

6.	Section 5, Good Reason Defined, paragraph (a), is replaced in its entirety with the following:

A material adverse diminution in Executive’s authority, duties, or responsibilities; provided, however, that Executive agrees that a Good Reason condition shall not exist following the closing of the Merger solely because, following the closing of the Merger, Executive will no longer be the Chief Executive Officer, President and/or Chief Operating Officer of a publicly-traded company.

7.
This Amendment No. 2 will not extinguish, limit, or impair Executive’s right to receive benefits pursuant to the Agreement for other conditions that might give rise to the payment of benefits following Executive’s appointment as Chief Executive Officer, including, but not limited to, the right to receive benefits due to the termination of Executive’s employment without Cause by the Company or Executive’s termination for Good Reason due to any Good Reason event other than the event described in the “provided, however” clause of Section 5(a) of the Agreement, as modified by paragraph 6 of this Amendment, as long as those conditions arise while the Change in Control Agreement remains in effect.

If for any reason this Amendment No. 2 is suspended or terminated, all provisions of the Agreement shall remain in full force and effect. The Agreement is not amended or modified in any manner whatsoever except as expressly and specifically provided herein. All rights, duties and obligations of the parties set forth in the Agreement shall remain in full force and effect unless amended or modified herein.

Amendment Accepted By:

EXECUTIVE	UNS ENERGY CORPORATION

/s/ David G. Hutchens	/s/ Louise L. Francesconi
David G. Hutchens	Louise L. Francesconi, Chairperson
Compensation Committee

Date: February 26, 2014	Date: February 26, 2014